EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
dated as of
March 20, 2006
by and among
NATIONAL BANCSHARES, INC.,
NBI ACQUISITION CORP.
and
METROCORP, INC.

     This AGREEMENT AND PLAN OF MERGER, dated as of March 20, 2006 (this “Agreement”), by and among National Bancshares, Inc., a corporation organized under the laws of the State of Iowa (“Parent”), NBI Acquisition Corp., a corporation organized under the laws of the State of Illinois (“Merger Subsidiary”) and Metrocorp, Inc., a corporation organized under the laws of the State of Illinois (the “Company”).
RECITALS
     A. Parent. Parent is a corporation organized under the laws of the State of Iowa and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Bettendorf, Iowa.
     B. The Company. The Company is a corporation organized under the laws of the State of Illinois and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in East Moline, Illinois.
     C. Merger Subsidiary. Merger Subsidiary is a corporation organized under the laws of the State of Illinois, all of the issued and outstanding capital stock of which is owned by Parent.
     D. Intention of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a purchase of all of the stock of the Company by Parent for U.S. federal income tax purposes and that for such purposes the transitory existence of Merger Subsidiary be ignored.
     E. Board Action. The respective boards of directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger and the other transactions contemplated by this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
     “Acquisition Proposal” has the meaning set forth in Section 6.06.
     “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors or other management of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
     “Articles of Merger” has the meaning set forth in Section 2.02.
     “Bank” means Metrobank, N.A., a national banking association and a wholly-owned subsidiary of Company.
     “BHC Act” means the Bank Holding Company Act of 1956, as amended.
     “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of Illinois are authorized or obligated to close.
     “Certificate” has the meaning set forth in Section 3.01(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the preamble to this Agreement.
     “Company Articles” means the Articles of Incorporation of Company.
     “Company Board” means the Board of Directors of Company.
     “Company Bylaws” means the Bylaws of Company.
     “Company Common Stock” means the common stock, par value $.20 per share, of Company.
     “Company Financial Statements” has the meaning set forth in Section 5.02(g).
     “Company Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement provided, however, that Company Material Adverse Effect shall not be deemed to include the impact of any (a) change in law, rule or regulation or GAAP or interpretations thereof that applies to the Company or its Subsidiaries, (b) changes in economic conditions affecting commercial banks generally (including, without limitation, any changes in interest rates), (c) acts of terrorism or war, (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the

Merger, in each case in accordance with GAAP, (e) changes resulting from fees and expenses (including, but not limited to legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including any fees or expenses relating to litigation that may be filed to contest the transactions contemplated herein, (f) the payment of any amounts due, or the provision of any benefits to, any officer or employee under employment contracts or employee benefit plans, severance agreements, consulting agreements or other arrangements disclosed in the Company’s Section 5.02(m)(i) of the Disclosure Schedule; (g) any modifications or changes made by Company to its general business practices or policies as may be required by Parent so as to be consistent with the practices or policies of Parent; or (h) actions or omissions of Company taken with the prior consent of Parent; in contemplation of the transactions contemplated hereby; as required or permitted hereunder; as required under any regulatory approval received in connection with the Merger; or which have been waived in accordance with Section 9.02 hereof.
     “Company Meeting” has the meaning set forth in Section 6.02.
     “Company Stock” means Company Common Stock.
     “Benefit Plans” has the meaning set forth in Section 5.02(m)(i).
     “Disclosure Schedule” has the meaning set forth in Section 5.01.
     “Dissenter’s Shares” has the meaning set forth in Section 3.01(d).
     “Dissenting Shareholder” means any holder of Dissenters’ Shares.
     “Effective Date” means the date on which the Effective Time falls.
     “Effective Time” has the meaning set forth in Section 2.02.
     “Employees” has the meaning set forth in Section 6.11(a). All references herein to “employees of Company” or “Company employees” shall be deemed to mean employees of Company, Bank or any of their respective Subsidiaries or affiliates.
     “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, common law, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their respective state counterparts.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 5.02(m)(iii).
     “ERISA Affiliate Plan” has the meaning set forth in Section 5.02(m)(iii).

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Exchange Fund” has the meaning set forth in Section 3.03(a).
     “FDIA” has the meaning set forth in Section 5.02(y).
     “FDIC” means the Federal Deposit Insurance Corporation.
     “GAAP” means accounting principles generally accepted in the United States.
     “Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.
     “Hazardous Material” means, collectively, (i) any “hazardous substance” as defined by CERCLA, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, and (iii) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now in effect.
     “IBCA” means the Illinois Business Corporation Act, as amended.
     “Indemnified Party” has the meaning set forth in Section 6.10(a).
     “Information” has the meaning set forth in Section 6.18.
     “IRS” has the meaning set forth in Section 5.02(m)(ii).
     The term “knowledge” means, with respect to a party hereto, actual knowledge of any officer of that party with the title of not less than a vice president or that party’s in-house counsel, if any.
     “Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any kind.
     “Merger” has the meaning set forth in Section 2.01(a).
     “Merger Consideration” has the meaning set forth in Section 3.01(a).
     “Merger Subsidiary” has the meaning set forth in the recitals to this Agreement.
     “Merger Subsidiary Common Stock” means the common stock of Merger Subsidiary.
     “OCC” means the Office of the Comptroller of the Currency.
     “Parent Bank” means THE National Bank, a national banking association and a wholly-owned subsidiary of Parent.

     “Parent Board” means the Board of Directors of Parent.
     “Parent Material Adverse Effect” means, with respect to Parent, any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or (ii) would materially impair the ability of Parent to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement, provided, however, that Parent Material Adverse Effect shall not be deemed to include the impact of any (a) change in law, rule or regulation or GAAP or interpretations thereof that applies to Parent, (b) changes in economic conditions affecting commercial banks generally (including, without limitation, any changes in interest rates), (c) acts of terrorism or war, (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (e) changes resulting from fees and expenses (including, but not limited to legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including any fees or expenses relating to litigation that may be filed to contest the transactions contemplated herein, or (f) actions or omissions of Parent taken with the prior consent of Company; in contemplation of the transactions contemplated hereby; as required or permitted hereunder; or which have been waived in accordance with Section 9.02 hereof.
     “Paying Agent” means such nationally recognized bank, stock transfer or trust company selected by Parent prior to the Effective Time which is reasonably acceptable to Company.
     “Pension Plan” has the meaning set forth in Section 5.02(m)(ii).
     “Per Share Merger Price” means the quotient of (a) $79,466,556 in cash; divided by (b) the total number of Shares outstanding.
     “Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.
     “Proxy Statement” has the meaning set forth in Section 6.03(a).
     “Regulatory Authority” shall mean any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Iowa Division of Banking, the Illinois Department of Professional and Financial Regulation, the OCC, the Federal Reserve Board, the FDIC and the SEC).
     “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Share” and “Shares” has the meaning set forth in Section 3.01(a).
     “Subsidiary” as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
     “Superior Proposal” has the meaning set forth in Section 6.06.
     “Takeover Laws” has the meaning set forth in Section 5.02(o).
     “Takeover Provisions” has the meaning set forth in Section 5.02(o).
     “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, charges, fees, levies, duties, tariffs, imposts, other assessments and other similar fees or similar charges, however denominated (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), the liability for which is imposed by any government or taxing authority, by contractual agreement, as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another person, or otherwise including, without limitation: taxes on or with respect to income, franchises, windfall or other profits, gross receipts, license, property, sales, use, service, service use, capital stock, payroll, employment, social security, disability, severance, workers’ compensation, employer health, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, estimated, severance, occupation, customs, duties, fees, ad valorem, property, environmental, stamp, transfer, value added, or gains taxes; license, registration, recording and documentation fees whether arising before, on or after the Effective Time.
     “Tax Return” or “Tax Returns” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including any related or supporting schedules, exhibits, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit, collection or reporting of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
     “Termination Fee” has the meaning set forth in Section 8.05(b).

ARTICLE II
THE MERGER
     2.01 The Merger.
          (a) The Combination. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall merge with and into the Company (the “Merger”) and the separate corporate existence of Merger Subsidiary shall cease. The Company shall be the surviving corporation in the Merger, and shall continue to exist as a bank holding company organized under the laws of the State of Illinois with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.
          (b) Articles of Incorporation and Bylaws. The Company Articles and the Company Bylaws as in effect immediately prior to the Effective Time shall be those of the Company immediately after the Effective Time.
          (c) Directors and Officers. The directors and officers of the Company immediately after the Effective Time shall be the directors and officers of Merger Subsidiary immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.
          (d) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 5/11.50 of the IBCA, including any rules or regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of Merger Subsidiary shall vest in the Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company.
     2.02 Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), on such date as Parent selects (and promptly provides notice thereof to the Company), Articles of Merger in a form reasonably acceptable to Parent and Company and their respective counsel (the “Articles of Merger”) shall be filed by Parent with the Secretary of State of the State of Illinois in accordance with applicable law together with such certificates, documents or other instruments as may be required by law, and the Merger shall become effective upon such filing; provided, however, that such filing date shall be within ten days after such satisfaction or waiver or, at the election of Parent, on the last Business Day of the month in which such tenth day occurs or on such earlier or later date as may be agreed upon in writing by the parties. The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing if other than the time of filing.

ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES
     3.01 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any holder of shares of Company Common Stock:
          (a) Outstanding Company Common Stock. Each share of Company Common Stock, excluding Treasury Shares and Dissenters’ Shares, issued and outstanding immediately prior to the Effective Time (each, a “Share” and, collectively, “Shares”), shall become and be converted into the right to receive the Per Share Merger Price in cash (the “Merger Consideration”). At the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
          (b) Outstanding Merger Subsidiary Common Stock. Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into one duly and validly issued, fully paid and nonassessable share of the Company immediately after the Effective Time.
          (c) Outstanding Parent Stock. Each share of Parent Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Stock and shall not be affected by the Merger.
          (d) Dissenters’ Shares. All shares of Company Common Stock that are held by a “dissenter” within the meaning of Sections 5/11.65 and 5/11.70 of the IBCA (“Dissenters’ Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder unless and until such shares have lost their status as dissenting shares under Sections 5/11.65 and 5/11.70 of the IBCA, at which time such shares shall be converted into the right to receive the Merger Consideration.
          (e) Cancellation of Certain Shares. Any shares of Company Common Stock held directly or indirectly by Parent (or any of its Subsidiaries) or by the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Treasury Shares”), shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefore.
     3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time

     3.03 Exchange Procedures.
          (a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares the aggregate amount of Merger Consideration payable in respect of Shares pursuant to Section 3.01(a) upon surrender of Certificates (the “Exchange Fund”).
          (b) Exchange of Certificates for Cash. As soon as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, Parent shall cause the Paying Agent to mail to each former holder of record of Shares (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required, indemnities in accordance with Section 3.03(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent (or an affidavit of loss in lieu thereof and, if required, an indemnity in accordance with Section 3.03(e)) together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (after giving effect to any required Tax deductions and withholdings in accordance with Section 3.03(f)), and the Certificates so surrendered shall forthwith be cancelled. Parent shall direct the Paying Agent to promptly deliver the Merger Consideration to each former holder of record of Shares who properly complies with the transmittal instructions described herein, and in no case shall such payment be made later than two (2) Business Days after receipt by the Paying Agent of such instructions. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper amount of the Merger Consideration may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so delivered is registered if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.
          (c) No Liability. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any former holder of Shares for any amount properly delivered to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws.
          (d) Unclaimed Funds. Any portion of the Exchange Fund that remains unclaimed by former holders of Shares for one hundred eighty (180) days after the Effective Time shall be transferred from Paying Agent to Parent. Any former holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration deliverable in respect of their Shares upon due surrender of their Certificates (or affidavits of loss in lieu thereof) pursuant to this Article III, in each case, without any interest thereon.
          (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect of such Shares represented by such Certificate.
          (f) Withholding Rights. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by Parent or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent or the Paying Agent.
     3.04 Dissenters’ Rights. No Dissenting Shareholder shall be entitled to the Merger Consideration in respect of any shares of Company Common Stock owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Merger under the IBCA, and any Dissenting Shareholder shall be entitled to receive only the payment provided for by Sections 5/11.65 and 5/11.70 of the IBCA with respect to such Dissenters’ Shares. If any Person who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Company Common Stock, each share of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to (x) approve the form and content of any notice to holders pursuant to the IBCA and (y) direct all negotiations and proceedings with respect to demands for appraisal under the IBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenters’ Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
ARTICLE IV
ACTIONS PENDING ACQUISITION
     4.01 Forbearances of Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Company’s Disclosure Schedule, without the prior written consent of Parent, which consent shall not be unreasonably withheld, Company will not, and will cause each of its Subsidiaries not to:
          (a) Ordinary Course. (i) Conduct the business of Company and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, has or is reasonably likely to have an adverse affect upon Company’s ability to perform any of its material obligations under this Agreement, or (ii) enter into any new material line of business or change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.
          (b) Capital Stock. Other than pursuant to Rights as set forth on Section 5.02(b) of Company’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Company Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.
          (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than (A) quarterly cash dividends on Company Stock in an amount not to exceed $0.0925 per share scheduled to be paid on March 15, June 15, and September 15, 2006, and (B) dividends from wholly-owned Subsidiaries to Company, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to non-officer employees in the ordinary course of business consistent with past practice which in no case shall exceed a reasonable cost of living increase, (ii) for other changes that are required by applicable law, and (iii) to satisfy contractual obligations existing as of the date hereof set forth in the Section 5.02(k) or (m) of Company’s Disclosure Schedule.
          (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof which are disclosed in the Section 5.02(k) or (m) of Company’s Disclosure Schedule, or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Company or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder. Notwithstanding the foregoing, the Board of Directors of the Company may amend the Change of Control Severance Plan, Incentive Bonus Agreements and Stay Bonus Plan set forth in Section 5.02(k) of Company’s Disclosure Schedule to extend such plans and agreements if the Merger is then still pending under this Agreement, but has not been consummated by the one (1) year anniversary of the date of adoption of such plans.

          (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.
          (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other Person (other than purchases of loans and loan participations made in the ordinary and usual course of business consistent with past practice).
          (h) Governing Documents. Amend the Company Articles of Incorporation, Company Bylaws (or similar governing documents) or the Articles of Incorporation or Bylaws (or similar governing documents) of any of Company’s Subsidiaries.
          (i) Accounting Methods. Implement or adopt any change in the Company’s book or tax accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles, and as concurred in by the Company’s independent public accountants.
          (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material Contract or amend or modify in any material respect any of its existing material Contracts.
          (k) Claims. Settle any claim, action or proceeding that requires the payment by the Company or any of its Subsidiaries of an amount in excess of $50,000 for an individual claim, and $200,000 for claims in the aggregate.
          (l) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.
          (m) Risk Management. Except pursuant to applicable law or regulation or by order of the FDIC or other Regulatory Authority, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk.
          (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.
          (o) Capital Expenditures. Make any capital expenditure or commitments with respect thereto in an amount in excess of $50,000 for any item or project, or $250,000 in the aggregate for any related items or projects, except as have been previously committed to prior to the date hereof.
          (p) New Offices, Office Closures, Etc. Close or relocate any offices at which business is conducted or open any new offices or ATMs.
          (q) Taxes. Commence or settle any litigation or proceeding with respect to any liability for Taxes, make or change any material express or deemed Tax election, file any amended Tax Return, take any action which is reasonably likely to have a material adverse effect on any Tax position of the Company or, after the Merger, which is reasonably likely to have a material adverse effect on any Tax position of Parent, change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.
          (r) Loans. Make any loan, or renewal or restructuring of a loan, in the amount of $200,000 or more (including loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $200,000, but excluding any mortgage loans that qualify for sale on an industry recognized secondary market), except after delivering to Parent a complete loan package for such loan, renewal or restructuring, in a form consistent with the Bank’s policies and practice, and obtaining Parent’s prior consent, which consent shall not be unreasonably withheld or delayed and shall be deemed given if Parent shall have not responded to the Company’s request within three (3) business days after receipt of such complete loan package.
          (s) Conflict of Interest Transactions. Engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A), unless the Bank has complied with Sections 23A and 23B of the Federal Reserve Act.
          (t) Loan Loss Allowances. Fail to maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), which allowance, in no event, shall be less than the 1.05% of the Bank’s loans, and fail to (i) charge off any loans or leases that would be deemed uncollectible in accordance with the policies of the Bank and (ii) place on non-accrual any loans or leases that are past due greater than ninety (90) days.
          (u) Commitments. Agree or commit to do any of the foregoing.
     4.02 Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company (which consent will not be unreasonably withheld), Parent will not, and will cause Parent’s Subsidiaries not to, take or omit to take, or agree or commit to take or omit to take, any action that would result in (i) any of Parent’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
     5.01 Disclosure Schedules. On or prior to the date hereof, Parent has delivered to Company a schedule and Company has delivered to Parent a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02 or 5.03. An exception or matter disclosed with respect to one representation or warranty shall also be deemed disclosed with respect to each other representation or warranty to the extent such disclosure of such item would be reasonably understood to be applicable to such other schedule or representation. The inclusion of any item in the Disclosure Statement shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has had or would be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.
     5.02 Representations and Warranties of Company. Subject to Section 5.01, Company hereby represents and warrants to Parent:
          (a) Organization, Standing and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Bank is a national banking association chartered under the federal laws of the United States of America, is a member bank of the Federal Reserve and is duly organized, validly existing and in good standing under the laws of the United States of America. Company is duly qualified to do business and is in good standing in the State of Illinois and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Section 5.02(a) of the Company’s Disclosure Schedule sets forth each jurisdiction where the Company or the Subsidiaries are qualified to do business and each jurisdiction in which the Company or a Subsidiary owns, uses, licenses or leases real property or currently has employees.
          (b) Capital Structure of Company; Organizational Documents and Records.
               (i) The authorized capital stock of Company consists of 3,000,000 shares of Company Common Stock, par value $0.20 per share, of which 1,186,068 shares (which amount excludes 1,298,962 shares of Company Common Stock held by the Company as treasury shares) were outstanding as of the date of this Agreement. The outstanding shares of Company Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth on Section 5.02(b) of the Company’s Disclosure Schedule, as of the date hereof, (A) there were no shares of Company Common Stock authorized and reserved for issuance, (B) Company did not have any Rights issued or outstanding with respect to Company Common Stock, and (C) Company did not have any commitment to authorize, issue or sell any Company Common Stock or Rights. All shares of Company Common Stock were issued in compliance with all applicable laws, including federal and state securities laws.
               (ii) The Company has furnished to Parent copies of the articles of incorporation and by-laws of the Company and the charter and by-laws of the Bank, in each case as amended to the date hereof, together with such other documents as reasonably requested by Parent relating to the authority of the Company or the Bank to conduct their respective businesses. All such copies are complete and correct. The stock registers and minute books of the Company and the Bank are each complete and correct in all material respects.
          (c) Subsidiaries.
          (i) (A) Set forth in Section 5.02(c) of Company’s Disclosure Schedule is a list of all of its Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, (B) Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Company or its Subsidiaries are fully paid and nonassessable and are owned by Company or its Subsidiaries free and clear of any Liens, except as set forth in Section 5.02(v) of Company’s Disclosure Schedule.
          (ii) Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.
          (iii) Each of Company’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.
          (iv) Each Subsidiary of Company that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.
          (v) The authorized capital stock of the Bank consists of 1,345,500 shares of common stock, $2.00 par value per share, of which 1,345,500 are outstanding all of which have been duly authorized, are validly issued and outstanding, fully paid and nonassessable.

          (d) Corporate Power. Each of Company and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.
          (e) Corporate Authority. Subject to receipt of the requisite adoption of this Agreement by the holders of two-thirds (2/3) of the outstanding shares of Company Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and the Company Board prior to the date hereof. This Agreement is a valid and legally binding obligation of Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          (f) Regulatory Filings; No Defaults.
         (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company of this Agreement or to consummate the Merger except for (A) filings of applications or notices with, or seeking approvals and waivers from, as applicable, federal and state banking authorities, (B) filings with state and federal securities authorities, (C) the filings of the Articles of Merger with the Illinois Secretary of State pursuant to the IBCA, (D) the approval of the Merger by the holders of two-thirds (2/3) of the outstanding shares of Company Common Stock entitled to vote thereon, and (E) the third party consents set forth on the Disclosure Schedule under Section 5.02(k). As of the date hereof, Company is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
         (ii) Subject to receipt of the regulatory and shareholder approvals and third party consents referred to above and the expiration of certain regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Company (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, a “Contract” and, collectively, “Contracts”) binding upon either the Company or any of the Company Subsidiaries or to which either the Company or any of the Company Subsidiaries or any of their respective properties is subject or bound or any law or governmental or non-governmental permit or license to which the Company is subject, (B) constitute a breach or violation of, or a default under, the Company Articles or the Company Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
          (g) Financial Reports; Undisclosed Liabilities; SEC Documents.
         (i) The statements of condition of the Company as of October 31, 2005 and October 31, 2004, and the related statements of earnings, stockholders’ equity and cash flows for the years then ended (including the related notes and schedules), audited by McGladrey & Pullen LLP (“Audited Financial Statements”) and the unaudited statements of condition of the Company as of January 31, 2006, and the related unaudited statements of earnings, stockholders’ equity and cash flows for the period then ended (“Interim Financial Statements”) (the Audited Financial Statements and Interim Financial Statements being referred to collectively as the “Company Financial Statements”), fairly present in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as of such dates and the results of operations, retained earnings and changes in cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods then ended, all in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP.
         (ii) Each of the Company and the Company Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 31, 2006 with (A) the Federal Reserve Board, the FDIC and the OCC, as the case may be, and (B) any other Regulatory Authority (collectively, the “Regulatory Filings”), and all other material reports, registrations and statements required to be filed by it since January 31, 2006, including, without limitation, any report, registration or statement required to be filed pursuant to the laws of the United States or the State of Illinois and the rules and regulations of the Federal Reserve Board, the FDIC, the OCC or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.
         (iii) Except as set forth in Section 5.02(g) of the Disclosure Schedule, since January 31, 2006, neither the Company nor any of the Company Subsidiaries has incurred any obligations or liabilities of any kind or nature (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice.
         (iv) Since January 31, 2006, (A) each of the Company and the Company Subsidiaries has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.02 or otherwise) has had or could be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
         (v) Since January 31, 2006 there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by either the Company or any of the Company Subsidiaries, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company or any of the Company Subsidiaries, or (C) any change by either the Company or any of the Company Subsidiaries in accounting principles, practices, procedures or methods.
         (vi) The Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to October 31, 2005 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “Company SEC Documents”) as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Company and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Company and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements. The Company is, and has been since 1993, in compliance in all material respects with the Securities Act, Exchange Act and other securities laws and regulations promulgated by the SEC to the extent applicable to the Company.
          (h) Litigation. Except as disclosed in Section 5.02(h) of the Company’s Disclosure Schedule, there is no suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Company’s knowledge, threatened against or affecting Company or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against Company or any of its

Subsidiaries. Neither the Company nor any of its Subsidiaries has pending or threatened any legal proceeding against any third parties, other than collection, foreclosure or other similar actions in the ordinary course of business.
          (i) Regulatory Matters.
         (i) Neither Company nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.
         (ii) Neither Company nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.
          (j) Compliance with Laws. Each of Company and its Subsidiaries:
         (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;
         (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s knowledge, no suspension or cancellation of any of them is threatened; and
         (iii) has not received, since December 31, 2004, any notification or communication from any Governmental Authority or in a written communication from any other third party (A) asserting that Company or any of its Subsidiaries is not in compliance with any statute, regulation, or ordinance or other law or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Company’s knowledge, do any grounds for any of the foregoing exist).
          (k) Material Contracts; Defaults.
               (i) Except as set forth in Section 5.02(k)(i) of the Company’s Disclosure Schedule (each a “Material Contract”), neither the Company nor any of the Company

Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that would be a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that purports to limit in any material respect either the type of business in which either the Company or any of the Company Subsidiaries (or, after giving effect to the Merger, Parent) may engage or the manner or locations in which any of them may so engage in any business; (iii) that constitute consulting arrangements and contracts for professional, advisory, and other services, including contracts under which the Company or its Subsidiaries performs services for others; (iv) that is a lease of real property; (v) that is a lease for equipment and computer hardware; (vi) that is a data processing agreement; (vii) that is a contract that involves performance of services or delivery of goods or materials by Company or its Subsidiaries that was not entered into in the ordinary course of business; or (viii) is a contract not referred to elsewhere in this section that materially affects the business or financial condition of the Company or its Subsidiaries, provided however, that the types of Material Contracts set forth in subsections (iii) through (viii) of this sentence are limited to and include only such contracts that could be reasonably expected to involve payments to or by the Company or its Subsidiaries of more than $50,000 in any twelve-month period. True and correct copies of the Material Contracts have been delivered to the Parent. Each of the Material Contracts is a legal, valid and binding obligation of, and enforceable against the Company or Subsidiary, and to the knowledge of the Company, the other party thereto; and is in full force and effect on the date hereof. Neither the Company nor the Bank is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of the Company Subsidiaries is currently outstanding.
               (ii) Section 5.02(k)(ii) of the Disclosure Schedule sets forth a true and complete list of (x) all Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by the Company or any of the Company Subsidiaries of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.
               (l) No Brokers. No action has been taken by Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except for fees to be paid to Hovde Financial, LLC pursuant to the engagement letter between the Company and Hovde Financial LLC dated October 2006.
               (m) Employee Benefit Plans.
               (i) Section 5.02(m)(i) of the Company’s Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity –based severance, medical, hospitalization, life, disability, and other insurance, vacation, welfare and fringe benefit plans, employment severance, change in control or retention agreements and all similar practices, policies and arrangements maintained or contributed to by Company or any of its Subsidiaries and in which any employee or former employee, consultant or former consultant or director or former director of Company or any of its Subsidiaries participates or to which any such persons is a party (the “Benefit Plans”). Neither Company nor any of its Subsidiaries has any commitment to create any additional Benefit Plan or to modify or change any existing Benefit Plan.
               (ii) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”) stating that the Plan as amended for GUST (as defined in IRS Revenue Procedure 2002-6 and 2000-27) so qualifies, the Benefit Plan has been timely amended to reflect the Economic Growth and Tax Relief Reconciliation Act of 2001. Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Company, threatened legal action, suit or claim relating to the Benefit Plans other than routine claims for benefits thereunder. Neither Company nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Benefit Plan that would reasonably be expected to subject Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
               (iii) None of the Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Company under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). No ERISA Affiliate Plan is subject to Title IV of ERISA. None of Company, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. To the knowledge of Company, there is no pending investigation, audit or enforcement action by the Department of Labor or IRS or any other governmental agency with respect to any Benefit Plan.
               (iv) All contributions required to be made under the terms of any Benefit Plan or ERISA Affiliate Plan have been timely made in cash or have been reflected on the Company Financial Statements as of October 31, 2005. Neither any Pension Plan nor any ERISA Affiliate Plan has an “accumulated funding deficiency”

(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.
               (v) Except as disclosed on Section 5.02(m)(v) of Company’s Disclosure Schedule, neither Company nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to Employees by Company or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
               (vi) Company and its Subsidiaries do not maintain any Benefit Plans covering Employees who work outside the United States.
               (vii) With respect to each Benefit Plan, if applicable, Company has provided or made available to Parent true and complete copies of existing: (A) Benefit Plan documents and amendments thereto, or written descriptions if not reduced to writing; (B) trust instruments and insurance contracts; (C) two most recently-filed Form 5500s; (D) most recent actuarial reports and financial statements; (E) the most recent summary plan descriptions; (F) all top hat notices filed with the Department of Labor; (G) most recent determination letters issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
               (viii) Except as disclosed on Section 5.02(m)(viii) of Company’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any employee, consultant or director of the Company or its Subsidiaries to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Benefit Plan or (C) result in any increase in benefits payable under any Benefit Plan.
               (ix) Neither Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements, the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
               (x) Except as disclosed on Section 5.02(m)(x) of Company’s Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Parent or Company, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Company on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

               (xi) Section 5.02(m)(xi) of Company’s Disclosure Schedule identifies each Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Code Section 409A and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations Sections 1.409A-1 et seq. (collectively “409A”) (each such plan a “NQDC Plan"). Except as provided in Section 5.02(m)(xi) of Company’s Disclosure Schedule, each NQDC Plan (i) has been operated, notwithstanding any terms to the contrary, in full compliance with 409A as of January 1, 2005, (ii) has been operated and amended in full compliance with 409A as of January 1, 2005, or (iii) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004, and since October 3, 2004, has not been “materially modified” within the meaning of 409A.
          (n) Labor Matters. Neither Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Company’s knowledge, threatened, nor is Company aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. The Company has provided to Parent a true and complete list, as of the date set forth on such list, of (i) the positions of all individuals who serve as employees or consultants to the Company and the Bank, (ii) for each employee, the position and compensation is set forth opposite such individual’s name, and (iii) for each consultant, the consulting rate is set forth opposite such individual’s name. There is no charge or complaint against Company or any of its Subsidiaries pending or, to the knowledge of Company or any of its Subsidiaries, threatened, before the United States Department of Labor, any state department of labor, the Equal Employment Opportunity Commission or any comparable federal, state, local or foreign human/civil rights organization or other Governmental Authority, relating to the employment or termination of employment of any current, prospective or former employee of Company. Company and its Subsidiaries have discharged their respective obligations in full, and have complied with all applicable laws, with respect to salary, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, vacation pay and all other benefits for the current and former employees of Company for all periods through the Effective Time, except such obligations not due or required to be discharged on or before the Effective Time .
          (o) Takeover Laws. Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of the State of Illinois (collectively, “Takeover Laws”). Company has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of Company’s or its Subsidiaries’ Articles of Incorporation or Bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, the “Takeover Provisions”).
          (p) Environmental Matters. Except as set forth in Section 5.02(p) of the Company’s Disclosure Schedule, neither the conduct nor operation of Company or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and no event is occurring or has occurred and no condition existed or exists that has resulted in or will result in any liability of the Company or any of its Subsidiaries under Environmental Laws. Neither Company nor any of its Subsidiaries has used released, disposed or stored any Hazardous Material in, on, or at any property presently or previously owned, leased or operated by any of them, except for the use and storage in the ordinary course of business office supplies. To Company’s knowledge, neither Company nor any of its Subsidiaries has received any notice from any Person that Company or its Subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials, pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from or migrating to any such property. Neither Company nor any of its Subsidiaries is the subject of any action, claim, litigation, dispute, investigation or other proceeding with respect to violations of, or liability under, any Environmental Law. Company and each of its Subsidiaries has timely filed all reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by any of them and has generated and maintained all required records and data under all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has or is required to have any permit or authorization under or pursuant to any Environmental Law, and no environmental disclosure statement or notice to any Governmental Authority is required with respect to the transactions contemplated by this Agreement.
          (q) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Company and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) except as set forth in Section 5.02(q) of Company’s Disclosure Schedule, the Tax Returns referred to in clause (i) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, (vi) there are no pending or, to the Company’s knowledge, threatened suits, proceedings, actions or claims and, to the Company’s knowledge, no pending or threatened audits, in each case, for or relating to any tax liability with respect to the Company or the Subsidiaries, and (vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Company or its Subsidiaries. Company has made or will make available to Parent true and correct copies of the United States federal income Tax Returns filed by Company and its Subsidiaries for each of the three most recent fiscal years ended on or before October 31, 2005. Neither Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the period ended October 31, 2005 in excess of the amounts accrued with respect thereto that are reflected in the Company Financial Statements.
          (r) Risk Management Instruments; Investments.
     (i) All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Company’s own account, or for the account of one or more of Company’s Subsidiaries or their customers (all of which are listed on Company’s Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Company nor its Subsidiaries, nor to Company’s knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
     (ii) Set forth on Section 5.02(r) of the Company’s Disclosure Schedule is a complete and correct list as of February 28, 2006, of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or the Bank, other than in a fiduciary or agency capacity (the “Company Investment Securities”). Each of the Company and the Bank has good and marketable title to all Company Investment Securities held by it, free and clear of all encumbrances, and except to the extent such Company Investment Securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP. Except as set forth on Section 5.02(r) of the Disclosure Schedule, and as may be imposed by applicable securities laws and documents governing the terms of such securities, none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or the Bank to freely dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or the Bank is a party, the Company or the Bank, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement equals or exceeds the amount of debt secured by such collateral under such agreement.
          (s) Books and Records. The books and records of Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices in the banking industry, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

          (t) Insurance. Company’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Company or its Subsidiaries. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
          (u) Transactions With Affiliates. Except as set forth in Section 5.02(u) of Company’s Disclosure Schedule, the Company has no transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.
          (v) Properties. Section 5.02(v) of the Company’s Disclosure Schedule sets forth all real property owned or leased by the Company or the Bank or in which the Company or the Bank has an interest (other than as a mortgagee). The Company and the Bank own, or have a valid right to use or a leasehold interest in, all real property use by them in the conduct of their respective businesses as such businesses are presently conducted. Company and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Company Financial Statements as being owned by Company as of October 31, 2005 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Company or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Company or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. The condition of the properties and assets of the Company is sufficient, in all material respects, for the operation of the business of the Company as currently conducted by the Company.
          (w) Loans. Each loan reflected as an asset in the Company Financial Statements and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness that are true and genuine, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The reserves for loan and lease losses shown on each of the balance sheets contained in the Company Financial Statements are adequate in the judgment of management and consistent with the standards of the Federal Reserve and under GAAP to provide for incurred and probable losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Bank as of October 31, 2005, in excess of such reserves as shown on the balance sheet as of that date included in the Company Financial Statements are, to the knowledge of the Company, collectible in accordance with their terms. All loans and extensions of credit that have been made by the Bank that are subject either to Section 22(b) of the Federal Reserve Act, as amended, or to Part 349 of the rules and regulations promulgated by the FDIC, comply therewith.
          (x) Allowance for Loan Losses. The allowance for loan losses reflected on the Company Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP to provide for reasonably incurred losses on outstanding loans.
          (y) Deposit Insurance. The deposits of the Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act (“FDIA”), and each Bank has paid all assessments and filed all reports required by the FDIA.
          (z) Annual Disclosure Statement. Company is in compliance with Part 350 of the rules and regulations promulgated by the FDIC concerning disclosure requirements, including the preparation of an annual disclosure statement, and the signature and attestation requirements provided and to be provided pursuant to such Part are accurate.
          (aa) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Company is not aware of, based on its internal compliance procedures, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company pursuant to 12 C.F.R Part 40. It is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Company Board (or, where appropriate, the board of directors of any of Company’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder. The Company’s internal compliance procedures comply with all applicable laws and regulations.
          (bb) Intellectual Property. Section 5.02(bb) of the Company’s Disclosure Schedule sets forth a complete list of all (i) registered trademarks, service marks, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; and (iii) licenses for any of the foregoing, in each case, owned by the Company or the Bank. The items on Section

5.02(bb), together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the business of the Company or the Bank, in whatever form or medium, constitute the “Company Intellectual Property.” Except as set forth on Section 5.02(bb) of the Disclosure Schedule, the Company or the Bank has ownership of, or such other rights by license, lease or other agreement in and to, the Company Intellectual Property as is necessary to permit the Company and the Bank to use the Company Intellectual Property in the conduct of their respective businesses as presently conducted.
     5.03 Representations and Warranties of Parent. Subject to Section 5.01, Parent hereby represents and warrants to Company as follows:
          (a) Organization, Standing and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Parent is duly qualified to do business and is in good standing in the State of Iowa and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Parent Bank is a national banking association duly organized, validly existing and in good standing under the federal laws of the United States and is a member of the Federal Reserve. Parent Bank is duly qualified to do business and is in good standing in the State of Iowa and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
          (b) Corporate Power. Each of Parent and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
          (c) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the Parent Board prior to the date hereof and no shareholder approval is required on the part of Parent. This Agreement is a valid and legally binding agreement of Parent, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles). In addition, Parent has adopted this Agreement and the transactions contemplated hereby in its capacity as the sole stockholder of Merger Subsidiary and no consent or approval of the shareholders of Parent is required in connection with the transactions contemplated by this Agreement.
          (d) Material Adverse Effect. Since December 31, 2005, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Parent Material Adverse Effect with respect to Parent.

          (e) Regulatory Approvals; No Defaults.
     (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent of this Agreement or to consummate the Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board and the Office of the Comptroller of the Currency, as may be required, (B) filings with state securities authorities, if any, (C) the filing of the Articles of Merger with the Secretary of State of the State of Illinois pursuant to the IBCA; and (D) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Parent is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
     (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Parent or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
          (f) Brokerage and Finder’s Fees. Other than Howe Barnes Investments, Inc., Parent has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.
          (g) Available Funds; No Financing Contingencies. Parent has or will have available to it by the time of the satisfaction of the conditions set forth in Sections 7.01 and 7.02 hereof all funds necessary to satisfy all of its obligations hereunder and in connection with the Merger and the other transactions contemplated by this Agreement, including payment of the Merger Consideration. Parent’s consummation of the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining specific financing therefore, or consent of any lender.
          (h) Regulatory Matters. Neither Parent nor any of its Subsidiaries or properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities. Parent has paid all assessments made or imposed by any Regulatory Authority. Parent has not been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, extraordinary supervisory letter or similar submission.
          (i) CRA Rating. Each of the subsidiaries or affiliates of the Parent that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. The Parent has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.
          (j) Pro Forma Capital Requirements. Parent is, and on a pro forma basis giving effect for the transaction contemplated by this Agreement and any financing or capital injection contemplated by the Parent, will be (i) “well capitalized”, as defined for purposes of the FDIA, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Parent, including without limitation, any such higher requirement, standard, or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it will, condition any of the regulatory approvals upon an additional increase in the Parent’s capital (beyond the proposed financing disclosed in Section 5.03(j) of Parent’s Disclosure Schedule) or compliance with any capital requirement, standard or ratio.
          (k) Anti-Trust. Except for the potential post-Effective Date divestiture of two branches in Carroll County, Illinois (“Branch Divestiture”), Parent has no knowledge that it will be required by any Governmental Authority to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any required regulatory approvals. Parent is willing to undertake the Branch Divestiture or other such similar conditions as may be imposed by any Governmental Authority in any regulatory approval received by Parent in connection with the Merger.
ARTICLE VI
COVENANTS
     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.
     6.02 Shareholder Approval. The Company agrees to take, in accordance with applicable law and the Company Articles and the Company Bylaws, all action necessary to convene as soon as practicable a special meeting of its shareholders to consider and vote upon the approval of the principal terms of the Merger and any other matters required to be approved by the Company’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Company Meeting”), within forty-five (45) calendar days after delivery of the Proxy Statement as defined in Section 6.03. Except with the prior approval of Parent, which shall not be unreasonably withheld, no other matters shall be submitted for the approval of the Company shareholders at the Company Meeting. The Company Board shall at all times prior to and during such special meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided, that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines, after consulting with outside legal counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided, further, that Section 6.06 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.
     6.03 Proxy Statement. (a) After the Merger Agreement is executed, the Company shall promptly, but in no event later than 30 days, prepare and mail at its own expense a proxy statement (the “Proxy Statement”) to its shareholders; provided, that such Proxy Statement shall (i) to the extent practicable, comply as to form and content in all material respects with the requirements of Schedule 14A under the Exchange Act applicable to a comparable transaction involving an issuer soliciting proxies from holders of a class of securities registered under Section 12 of the Exchange Act and (ii) except with respect to the content of any disclosure therein concerning an Acquisition Proposal, be approved in writing by Parent prior to being mailed to the Company’s shareholders, provided that such consent shall not be unreasonably withheld or delayed.
     (b) The Company agrees that the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to shareholders and at the time of the Company Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Company and Parent agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.
     (c) The Company shall cause the Proxy Statement to comply as to form and content in all material respects with all applicable provisions of the IBCA and any requirements of any Regulatory Authority.
     6.04 Press Releases. The Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

     6.05 Access; Information. (a) Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent (i) a copy of each material report, schedule and other document filed by Company pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of Company as Parent may reasonably request.
     (b) Each of Parent and Company agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains, (iv) is or becomes readily ascertainable from published information or trade sources or (v) is disclosed to a potential investor in Parent pursuant to a confidentiality agreement in form and substance reasonably agreed to by the Company which is enforceable by the Company. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
     (c) During the period from the date of this Agreement to the Effective Time, Company shall promptly furnish Parent with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.
     (d) Company shall allow a representative of Parent to review minutes of and the Company shall provide to Parent with a written or oral summary of actions, which summaries shall be prepared promptly following any such meeting, taken at: (i) all meeting of the loan committees, (ii) all meetings of the investment committee, (iii) all meetings of the board of directors of Company and each Subsidiary; and (iv) all meetings of the committees thereof, except for any portion of a board of directors meeting to the extent that such meeting or portion of such meeting relates to this Agreement, the transactions contemplated hereby or any Acquisition Proposal, or Company is advised by its counsel that the disclosure of information to the Parent would result in a waiver of Company’s attorney-client or other legal privilege. The President of the Company shall be available to review such summaries with Parent. All information obtained by Parent in connection with these meetings shall be treated in confidence as provided in Section 6.18 hereof.

     6.06 Acquisition Proposals. The Company agrees that neither it nor its officers or directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of or more than 10% of the outstanding equity securities of, the Company (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, legally required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each such case referred to in clause (C) or (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 6.06. The Company agrees that it will notify Parent promptly, but in no event later than the next succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.
     6.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. Neither party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.
     6.08 Reports. Each of Company and Parent shall file (and shall cause Company’s Subsidiaries and Parent’s Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Securities and Exchange Commission, if any, and any other Regulatory Authorities having jurisdiction over such party, and Company shall deliver to Parent copies of all such reports promptly after the same are filed. Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with requirements applicable to such reports.
     6.09 Regulatory Applications. (a) Parent and Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. Any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof but, provided that Company has cooperated as described above, in no event later than sixty (60) days after the date hereof. Subject to applicable laws relating to the exchange of information, each of Parent and Company shall have the right to review in advance and, to the extent practicable, consult with the other on all material written information submitted to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.
     (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.
     6.10 Indemnification; Director’s and Officer’s Insurance. (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time

(including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company and its Subsidiaries would have been permitted under the IBCA, the Company Articles, the Company Bylaws and any contractual indemnification rights in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the IBCA and the Company Articles and the Company Bylaws shall be made by independent counsel selected by Parent. Parent’s obligations under this Section 6.10(a) shall continue in full force and effect for a period of four (4) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.
     (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.
     (c) For a period of four (4) years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company and its Subsidiaries (as opposed to the portion that serves to reimburse the Company or its Subsidiaries) with respect to claims against such directors and officers arising from facts or events which occurred at or before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage provided by the Company and its Subsidiaries as of the date hereof; provided, however, that in no event shall Parent be required to expend on an annual basis more than 150% of the last annual premium paid prior to the date hereof (the “Insurance Cap”) to maintain or procure such D&O Insurance; provided, however, that if Parent is unable to maintain or obtain the D&O Insurance called for by this Section 6.10, Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Cap; provided, further, that officers and directors of the Company and its Subsidiaries may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such D&O Insurance.
     (d) If Parent or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.10.
     6.11 Benefit Plans. (a) Parent agrees to provide individuals who are employed by the Company or any of its Subsidiaries on the Effective Time (the “Employees”), and while they are employed by the Company, Parent or any of their Subsidiaries, with employee benefits that are substantially comparable in the aggregate to those benefits provided by Parent to its and its Subsidiaries’ similarly situated employees. Parent will cause the employee benefit plans that such Employees are eligible to participate in to take into account for purposes of eligibility and vesting thereunder service by such Employees with the Company and its Subsidiaries as if such service were with Parent or any of its Subsidiaries, as the case may be, to the same extent that such service was credited under a comparable plan of the Company and its Subsidiaries immediately prior to the Effective Time. Any pre-existing condition limitations under the medical, dental and health plans of Parent and its Subsidiaries will apply to the Employees only to the same extent that such pre-existing condition limitations were applicable to Employees under comparable plans of the Company and its Subsidiaries. Employees will retain credit for unused vacation and sick days which were accrued with the Company or its Subsidiaries as of the Effective Time and shall be entitled to use or receive payment for such accrued and unused vacation and sick days in accordance with the policy of the Company as of the Effective Time or Parent’s policy, if such policy is more beneficial to the Employees.
     (b) If any Company employees become eligible to participate in a medical, dental or health plan of Parent or its Subsidiaries, Parent shall use commercially reasonable efforts to cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, dental or health plans of the Company and its Subsidiaries, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries under similar plans of the Company and its Subsidiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee or such employee’s beneficiaries on or after the Effective Time to the extent such employee or such employee’s beneficiaries had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.
     (c) Parent agrees to honor all employment agreements, severance agreement, and deferred compensation agreements that Company and its Subsidiaries have with the Employees, former employees and directors and which have been set forth in Section 5.02(m) of Company’s Disclosure Schedule. Notwithstanding the generality of the foregoing sentence, Parent agrees to specifically assume and be obligated for the obligations of the Company as of the Effective Time under the Change of Control Severance Plan, Stay Bonus Plan, Incentive Bonus Agreements and Director Indemnification Agreements set forth in Section 5.02(k) of Company’s Disclosure

Schedule and further agrees not to amend, modify or terminate any of such plans or agreements after the Effective Date without the written consent of the parties to the applicable agreements or beneficiaries of the applicable plans, as the case may be. In addition, Parent agrees to assume the obligations of the Bank under the Metrobank Retiree Medical Plan set forth in Section 5.02(m) of Company’s Disclosure Schedule for the individuals who are participants in the Retiree Medical Plan as of the date hereof and further agrees not to amend or terminate such plan with respect to such participants for a period of at least seven (7) years following the Effective Date, provided, however, that Parent shall not be required to make any monthly payment to any individual participant during such period that is in excess of 150% of the monthly payment being made to each such participant as of the Effective Date, and the Parent may amend the Retiree Medical Plan to provide for such limitation. Neither the Parent, the Company nor any Subsidiary shall have any obligation to provide coverage under the Retiree Medical Plan to any Employee or former employee who does not participate in the Retiree Medical Plan on the date hereof, and the Parent may amend the Retiree Medical Plan accordingly. Except for the agreements described in this Section 6.11(c) and except as otherwise provided in this Section 6.11, the Benefit Plans shall, in the sole discretion of Parent, be frozen, terminated or merged into comparable plans of Parent, effective as Parent shall determine in its sole discretion.
     6.12 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or to prevent, materially delay or materially impair the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     6.13 Covenant Relating to the Tax Status of the Agreement. Parent and the Company intend for this Agreement to qualify as a stock purchase for all U.S. federal income tax purposes. Each party will both before and after the Effective Time (i) use reasonable efforts to cause this Agreement to so qualify; (ii) refrain from taking any action (including making any election under Section 338 of the Code) that would reasonably be expected to cause this Agreement to fail to so qualify; and (iii) take the position on all Tax Returns and in any communications with any taxing authority for all purposes that this Agreement so qualifies.
     6.14 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Parent and Company will not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.
     6.15 Consents. Each of Parent and Company shall use its best commercial efforts to obtain any required consents to the transactions contemplated by this Agreement.
     6.16 Insurance Coverage. Company shall cause each of the policies of insurance listed in its Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

     6.17 Correction of Information. Each of Parent and Company shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times, provided that any such correction or supplement that may result in a change to a party’s Disclosure Schedule (“Updated Disclosure Schedule”) shall not be made without the prior written consent of the other party.
     6.18 Confidentiality. Except for the use of information by the Parent in discussions with potential investors (subject to pursuant to a confidentiality agreement in form and substance reasonably agreed to by the Company which is enforceable by the Company) and in connection with the Proxy Statement and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Company and Parent, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the mailing of the Proxy Statement, this Section 6.18 shall not apply to information included in the Proxy Statement. Company and Parent agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Company and Parent agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Company or Parent to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information.
     6.19 Loan Charge-Off; Pre-Closing Loan and Accounting Review.
          (a) The Company shall cause the Bank, prior to the Effective Time, to write off or take additional reserves with respect to all loans of the Bank that are required to be written off or reserved against by the Bank’s regulators or that, in conformity with past practices and policies of the Bank and GAAP, should be written off as incurred or probable loan losses or reserved against.
          (b) The Company shall make available to Parent all reasonably requested information regarding the status of each loan contained in the loan portfolio of the Bank, as of a date not more than 15 days prior to the Effective Time.
          (c) Parent and the Company shall reasonably consider in good faith any write down, in conformity with the provisions of subsection (a) above, of potential loan losses (net of reasonably conservative estimates of collateral recoveries and of applicable reserves) identified to the Company by the Parent.
     6.20 Parent and Parent Bank Board of Directors. Parent shall appoint and shall cause Parent Bank to appoint Mr. Gary D. Andersen to each of the Parent and Parent Bank Board of Directors, such appointment to be effective as of the Effective Time. Each of Parent and Parent

Bank will pay compensation to Mr. Andersen for his service on such boards consistent with the fee policy for service on each such board.
     6.21 Subsidiary Bank Merger. Parent and Company agree to cooperate and to take such reasonable steps as may be necessary to obtain all requisite regulatory, corporate and other approvals for the merger of the Bank and Parent Bank (the “Bank Merger”), subject to consummation of the Merger, to be effective as soon as practicable thereafter. The Parent Bank shall be the surviving corporation. Company agrees to cooperate in good faith with Parent in the event that Parent wishes to pursue alternate structures to the Bank Merger so long as such alternate structures will not adversely affect the accounting or tax treatment of the Merger or delay the consummation of the Merger or receipt of any regulatory approval required for the Merger.
     6.22 Voting Agreements. Within fifteen (15) days following the execution and delivery of this Agreement, the Company shall deliver to Parent voting agreements in the form of Exhibit A signed by shareholders of the Company covering no less than 25% of the outstanding shares of the Company.
     6.23 Non-Competition Agreements. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Parent non-competition agreements in the form of Exhibit B signed by each of Mr. Gary D. Andersen and Mr. John T. Kustes.
     6.24 Termination of Company Contracts. In the event that a contract of the Company contains a termination provision (i) that requires that notice be given in advance of terminating such contract and (ii) the period for providing such notice of termination falls between the date of this Agreement and the Effective Date, then Company agrees, at the request of the Parent, to deliver such termination notice to the other party in such contract. Company may make reasonable arrangements to obtain interim services between the date of termination of such agreements and the Effective Date.
     6.25 Reservation of Right to Revise Transaction. If each of Parent and the Company agree in writing, which agreement will not be unreasonably withheld, they may change the method of effecting the business combination between the Company and Parent, and each party shall cooperate in such efforts, including to provide for a different form of Merger or Company holding company structure; provided, however, that no such change shall (i) alter or change the amount and kind of consideration to be received by holders of Company Common Stock, (ii) adversely affect the proposed accounting or tax treatment of the Merger to Company, Parent or their respective stockholders and (iii) materially delay receipt of any approval referred to in this Agreement or the consummation of the Merger.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
     7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Parent and Company to consummate the Merger is subject to the fulfillment or written waiver by Parent and Company prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been duly adopted by the requisite vote of Company’s shareholders.
          (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements that the Parent Board reasonably determines would either before or after the Effective Time have a Parent Material Adverse Effect after giving effect to the consummation of the Merger, or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known as of the date hereof.
          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.
     7.02 Conditions to Obligation of Company. The obligation of Company to consummate the Merger is also subject to the fulfillment or written waiver by Company prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement (without giving effect to any Updated Disclosure Schedule delivered by the Parent pursuant to Section 6.17 except for changes to Schedule 5.03(j)) shall be true and correct in all material respects, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.
          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by Parent under this Agreement at or prior to the Effective Time, and Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.
          (c) Fairness Opinion. The Company Board shall have received a written opinion letter from its financial advisor, Hovde Financial, LLC, to the effect that the Merger Consideration to be received by the holders of the Company Common Stock in the Merger is fair to such holders from a financial point of view, and such written opinion shall not have been rescinded, withdrawn or materially modified.
     7.03 Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement (without giving effect to any Updated Disclosure Schedule delivered by Company pursuant to Section 6.17, except for changes to Schedules 5.02(k)(i), 5.02(m)(i), 5.02(r), 5.02(t), and 5.02(v)(Real Property-Owned or Leased) reflecting actions taken by the Company in compliance with Section 4.01) shall be true and correct in the aggregate in all material respects, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Company by the Chief Executive Officer of Company to such effect.
          (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Company by the Chief Executive Officer of Company to such effect.
          (c) Consents. The Company shall have obtained each of the consents listed in Section 5.02(k) of the Company’s Disclosure Schedule and any consents of the type required to be identified in Section 5.02(k) of the Company’s Disclosure Schedule but which were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Parent.
          (d) Dissenting Shareholders. At the Effective Time, the Company shall have complied with its obligations and duties under the IBCA with respect to the rights of Dissenting Shareholders.
          (e) Environmental Surveys. Parent shall have the right, at its sole option and cost, to obtain Phase I or similar environmental audits or investigations of all real property or facilities owned or used by either the Company or the Bank, conducted by an independent environmental consultant selected by Parent. If any such Phase I environmental audit or investigation discloses an environmental condition that, in the Buyer’s discretion, warrants a Phase II or similar environmental audit or investigation, then Parent shall have the right to obtain a Phase II or similar environmental audit or investigation, the reasonable expenses of which Phase II or similar environmental audit or investigation shall be paid by the Company. No such environmental audit or investigation shall have identified any violations of any Environmental Law or conditions relating to the environment, human health or safety, which will cost more than $300,000 in the aggregate to remediate, correct, settle or otherwise resolve without any corrective or remedial action prior to the Effective Time. If such environmental audits or investigations identify any violation of Environmental Laws or any condition relating to the environment, human health or safety costing $300,000 or less to remediate, correct, settle or otherwise resolve, in the aggregate, then Company shall have taken commercially reasonable steps to begin to remediate, correct, settle or otherwise resolved such violations or conditions.
          (f) No Adverse Changes. Between the date of this Agreement and the Effective Date there shall not have occurred and be existing any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, that would have a Company Material Adverse Effect.

          (g) Transaction Expenses. The Company shall have used its reasonable best efforts to cause its legal, accounting, financial and other advisors to submit final bills or estimates of final bills for all professional fees related to the transactions contemplated by this Agreement to the Company at least two (2) Business Days prior to the Effective Time. Based upon such final bills or estimates of such final bills, the Company shall have paid all such reasonable professional fees in full prior to the Effective Time, and Parent shall have received written evidence from the Company to such effect prior to the Effective Time; provided, that Parent shall have been given a reasonable opportunity to review and comment on all invoices, bills and estimates relating to such professional fees prior to their payment. In no event shall Parent be liable for any such professional fees or for any amounts payable to the Company’s advisors in connection with the transactions contemplated by this Agreement.
          (h) Voting Agreements. The Voting Agreements, in the form attached hereto as Exhibit A, which have been executed pursuant to Section 6.22 by each of the stockholders of the Company identified therein, shall remain in full force and effect.
          (i) Title Policies. With respect to each parcel of real property listed as owned on Section 5.02(v) of the Disclosure Schedule that is used by the Company or the Bank in its business (the “Real Estate”), the Company shall have furnished to Parent, at the Company’s expense and at least 30 days prior to the Effective Time, either (a) a Title Commitment for delivery of an ALTA Form 1992 Owner’s Policy of Title Insurance in the form then customarily issued by the Chicago Title Insurance Company in the amount at which such Real Estate is carried on the Company Financial Statements, to be dated as of the Effective Time, in each case insuring the Bank’s or Company’s title, as the case may be, to such Real Estate subject only to the standard exceptions, or (b) a date down endorsement to the existing Owner’s Policies of Title Insurance to be dated as of the date of the Effective Time, in each case insuring the Bank’s title to such Real Estate subject only to standard printed exceptions (or such other defects or exceptions as the insurer agrees to insure over or Parent agrees to waive prior to the Effective Time).
ARTICLE VIII
TERMINATION
     8.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 7.01(a), by the mutual written consent of Parent and the Company by action of their respective boards of directors.
     8.02 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 7.01(a), by action of the board of directors of either Parent or the Company, in the event:
     (a) The Merger is not consummated by October 31, 2006, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.02(a), which action or inaction is in violation of its obligations under this Agreement.
     (b) (i) The approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority or (ii) the shareholder approval referred to in Section 7.01(a) herein is not obtained at the Company Meeting.
     8.03 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by shareholders of the Company referred to in Section 7.01(a), by action of the Company Board if:
     (a) The Company is not in material breach of any of the terms of this Agreement and (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, and (ii) Parent does not make, within ten (10) Business Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (i) above until at least the eleventh Business Day after it has provided the notice to Parent required hereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.
     (b) There has been a breach of any representation, warranty, covenant or agreement made by Parent in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.02(a) or 7.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent, provided that Company is not itself in material breach of any provision of this Agreement.
     8.04 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by shareholders of the Company referred to in Section 7.01(a), by action of the Parent Board, in the event that:

     (a) There has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.03(a), 7.03(b) or 7.03(c) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company, provided that Parent is not itself in material breach of any provision of this Agreement.
     (b) The Company shall have breached Section 6.06 or the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or adversely modified or changed such recommendation or failed to reconfirm its recommendation of this Agreement within five (5) Business Days after a written request by Parent to do so.
     (c) The Company shall have breached Section 6.22; provided that the parties agree that the Company’s violation of Section 6.22 may not be cured after the 15th calendar day following the date of this Agreement and that the Parent’s sole and exclusive remedy for any breach of Section 6.22 shall be to terminate this Agreement within thirty (30) calendar days of the date of this Agreement.
     8.05 Effect of Termination and Abandonment.
     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.01) shall become void and of no effect with no liability or further obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.
     (b) In the event:
     (i) that an Acquisition Proposal shall have been made after the date of this Agreement to the Company or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter, this Agreement is terminated (A) by the Company pursuant to Section 8.03(a), (B) by the Company or Parent pursuant to Section 8.02(b)(ii), or (C) by Parent pursuant to Section 8.04; and within twelve (12) months after such termination the Company shall have entered into an agreement relating to an Acquisition Proposal or any Acquisition Proposal shall have been consummated, then the Company shall promptly, but in no event later than two (2) Business Days after the date of such event, pay the a termination fee representing liquidated damages, of $4,000,000 (the “Termination Fee”) payable by wire transfer of immediately available funds to an account specified by Parent.

     (c) In the event that:
     (i) the Company terminates this Agreement pursuant to Section 8.03(b) as a result of Parent’s breach of Section 5.03(g); or
     (iii) either party terminates this Agreement pursuant to Section 8.02(b)(i) and the cause of the denial of any required approval from an applicable Governmental Authority or cause for the permanent withdrawal of an application therefore is the failure of Parent to provide for adequate capital to consummate the transactions contemplated by this Agreement;
     then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay the Termination Fee by wire transfer of immediately available funds to an account specified by the Company.
     (d) Upon payment of the Termination Fee by a party under paragraph (b) or (c) above, such party shall have no further liability to the other at law or equity with respect to a termination under the sections referenced in such paragraphs (b) and (c). Notwithstanding the foregoing sentence, payment of the Termination Fee shall not be the sole remedy available to Parent in the event that the Company has willfully breached Section 6.06 or to either party in the event that the other party has willfully breached any other provision of this Agreement, and in such case a party shall be entitled to pursue all remedies to which it is entitled at law or in equity. Each of the parties hereto acknowledges that the agreements contained in paragraph (b) and (c) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements the other party hereto would not have entered into this Agreement, and that such amounts do not constitute a penalty. If either party fails to promptly pay the other party the amounts due under paragraph (b) or (c), as applicable, such party shall pay all costs and expenses (including attorneys’ fees) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime or base rate of Citibank, N.A. from the date such amounts were required to be paid.
ARTICLE IX
MISCELLANEOUS
     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10, 6.11 and 6.13 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(b), 6.18 and 8.05, and this Article IX which shall survive such termination); provided, however, except as otherwise provided herein, no termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement, and the parties will otherwise have the remedies set forth in Article VIII.

     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require resubmission of this Agreement or the plan of merger contained herein to the shareholders of Company.
     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     9.04 Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Illinois and the federal courts of the United States of America located in Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Illinois state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04.

     9.05 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.
     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Company, to:
Metrocorp, Inc.
1523 8th Street
East Moline, IL 61244
Attn: Gary Anderson
Facsimile: (309) 755-0463

With a copy to:
Rothgerber Johnson & Lyons LLP
1200 17th Street, Suite 3000
Denver, CO 80202
Attn: Kevin M. Kelly, Esq.
Facsimile: (303) 623-9222

If to Parent, to:
National Bancshares, Inc.
852 Middle Road
Bettendorf, Iowa 52722
Attn: Daniel Westrope
Facsimile: (563) 823-3335

with a copy to:
Schiff Hardin LLP
6600 Sears Tower
Chicago, IL 60606
Attn: Christopher J. Zinski, Esq.
Facsimile: (312) 258-5600
     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and any separate agreement entered into by the parties of even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     9.09 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     9.10 Assignment. Parent and Company may not assign any of their rights or obligations under this Agreement to any other Person, except upon the prior written consent of the other party.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

COMPANY:

METROCORP, INC.

By:	/s/ Gary D. Andersen

PARENT:

NATIONAL BANCSHARES, INC.

By:	/s/ Daniel L. Westrope

MERGER SUBSIDIARY:

NBI ACQUISITION CORP.

By:	/s/ Daniel L. Westrope

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